Exhibit 10.70

Del Monte Foods Company

Non-Employee Director Compensation Plan

Purpose

This Non-Employee Director Compensation Plan is intended to promote the interests of Del Monte Foods Company (the “Company”) by providing the Non-Employee Directors of the Company with incentives and rewards that encourage superior management, growth and protection of the business of the Company.

Annual Retainer

Non-Employee Directors will receive an annual retainer of (i) $35,000 payable in cash plus (ii) $35,000 payable in Company stock issued pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan, or any subsequent Company stock incentive plan adopted by the Board of Directors and approved by the stockholders. Payment will be made in arrears on a quarterly basis five business days following the fiscal quarter close (the “Transfer Date”). The number of shares issued as part of the annual retainer payable in Company stock will be determined by dividing the quarterly stock dollar amount ($35,000 divided by four) by the average of the high and low stock prices for the last trading day of the applicable fiscal quarter, rounded up to the next whole share.

Board Meeting Fees

Non-Employee Directors will also receive $2,000 for each Board meeting attended in person or telephonically. Payment of fees for Board meetings attended during a fiscal quarter will be made in arrears on the relevant Transfer Date.

Committee Meeting Fees

With respect to committees of which they are members, Non-Employee Directors will receive $1,500 for each committee meeting attended in person or telephonically. However, in lieu of the foregoing, the Audit Committee Chair will receive $4,500 for each committee meeting over which he/she presides and the Compensation Committee Chair will receive $3,000 for each committee meeting over which he/she presides. Payment of fees for committee meetings attended during a fiscal quarter will be made in arrears on the relevant Transfer Date.

Travel Reimbursement

The Company will reimburse Non-Employee Directors for travel expenses to and from Board meetings and incurred in connection with other Company business. Non-Employee Directors are encouraged to make travel arrangements through the Del Monte Corporate Travel Department, but directors may use any other travel agencies or travel services that offer discounted rates. Non-Employee Directors are also encouraged to make travel arrangements as far in advance as possible.

Revised June 30, 2005

The Company will reimburse:

•	Airfare. Airfare, including commercial first/business class. The use of private planes will be reimbursed up to the cost of a commercial flight.

•	Ground Transportation. Transportation between airports, meeting locations, hotels and home/office. Use of taxis or town cars (as opposed to stretch limousines) is encouraged.

•	Lodging. Non-Employee Directors are encouraged to use the Del Monte Corporate Travel Department to book hotel reservations to take advantage of negotiated rates, but other travel agencies or travel services that provide discounted rates to the director may be used. Directors are expected to select reasonable accommodations consistent with routine business travel. The Company will reimburse reasonable lodging related charges, including telephone charges. Where practical, Non-Employee Directors are encouraged to use cellular phones or other reasonable means to avoid costly hotel telephone surcharges.

•	Meals. Reasonable expenditures for meals while traveling on Company business, including tips.

•	Miscellaneous. Other reasonable business expenses.

Travel expenses incurred by a spouse or other companion are not eligible for reimbursement.

Reimbursement Procedures. Non-Employee Directors should submit all requests for reimbursement to the Corporate Secretary. Reimbursement requests should include a summary or cover letter of the items for reimbursement and original receipts for all expenses exceeding $25. Further, if reimbursement is requested for travel to an event other than a Del Monte Board or Committee meeting, a business explanation for the travel should be included. It is expected that Internal Audit will review travel expenses annually.

Deferred Compensation

Pursuant to the Del Monte Foods Company Non-Employee Director Deferred Compensation Plan (the “Deferred Plan”), Non-Employee Directors may make an election to defer receipt of any fees, including any retainer, to be paid in cash or Company stock. Such deferral will be credited in Company deferred stock units calculated pursuant to the Deferred Plan and will be distributed in whole shares. Generally, deferred cash will be converted into deferred stock units by dividing such cash amount by the average of the high and low stock prices on the Transfer Date, rounded up to the nearest whole share. Generally, deferred shares will be converted to deferred stock units on a one-for-one basis. Under no circumstances will the deferred stock units be reconverted into cash at any time.

Stock Options

Initial Grant. Upon initial election to the Board of Directors, a Non-Employee Director shall be granted automatically an option to purchase 15,000 shares.(1) This option shall vest in equal installments over a three-year period.

Annual Grant. Concurrently with the issuance of annual option grants to eligible employees of the Company, if such grants are made, or if such grants are not made concurrently with the annual stockholders meeting of the Company, each Non-Employee Director shall be granted automatically an option to purchase 5,000 shares. Such option shall vest immediately on the grant date.

The initial grant and annual grant shall be issued under the Del Monte Foods Company 2002 Stock Incentive Plan, or any subsequent Company stock incentive plan adopted by the Board of Directors and approved by the stockholders. The exercise price for the foregoing options shall be determined in accordance with such plan. Stock option grants cannot be deferred under the Deferred Plan.

Non-Employee Directors shall be entitled to exercise any vested options up to 90 days after termination of service on the Board of Directors. In addition, Non-Employee Directors are required to hold 100% of “profit shares” attributable to option exercises for one (1) year after exercise. A profit share is defined as option profit, net of taxes, expressed in the form of shares.

Amendments or Modifications

The foregoing sets forth the Company’s current compensation plan for Non-Employee Directors of the Board of Directors. The Board of Directors may, at any time, amend or modify this plan in whole or in part.

Administration

This plan shall be administered by the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors. The Committee also shall have the discretion to submit for approval by the Board of Directors any amendments or modifications to this plan.

(1)	Non-Employee Directors who were Non-Employee Directors on January 22, 2003 (the initial effective date of the adoption of this plan) received an option to purchase 15,000 shares on January 24, 2003.